Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Strong First Quarter Results

Wednesday, May 2, 2007

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today announced financial results for the three months ended March 31, 2007.

Revenue for the three months ended March 31, 2007 was $6.2 million compared to $5.0 million for the three months ended March 31, 2006. The Company recorded net income attributable to common shareholders for the three-month period ended March 31, 2007 of $444,000 ($0.04 per share - diluted), compared to net income attributable to common shareholders of $85,000 ($0.01 per share - diluted) for the same period of the prior year.

Commenting on the financial results for the quarter, Rich Talarico, Allin’s chief executive officer, stated, “We believed that the Company was well positioned coming into 2007 and are very pleased with the first quarter results. The year-to-year revenue growth of 23% for the first quarter was completely organic and we were able to increase income from operations 126% comparing the same periods. First quarter revenue was driven in a large part by demand for our services in the travel and leisure vertical market for interactive television systems. The Company also experienced very strong demand for custom application development and services offered around the Microsoft Dynamics suite of products. We expect results to remain strong in the second quarter of this year and for the full year’s results to surpass last year’s results at both the revenue and income from operations levels.”

Revenue for the three-month period ended March 31, 2007 increased $1.2 million or 23% compared to the same period of the prior year. The revenue growth occurred primarily in Consulting Services and Systems Integration. The growth in Consulting Services revenue was driven by demand for solutions based on custom .Net development, Microsoft SharePoint technologies, SQL Server 2005, Performance Point 2007, more complex Microsoft Dynamics SL and CRM implementations and interactive television technology. Growth in Systems Integration revenue was driven by orders for the Company’s interactive television solutions in the cruise industry.

Gross profit increased $569,000, or 20% comparing the first quarter of 2007 with the same period of the prior year. The Company’s gross margin percentage decreased in the first quarter of 2007 to 55.8% of revenue from 57.4% of revenue in the first quarter of 2006. The decline in the gross margin percentage is due to a change in the mix of revenue comparing the periods, with revenue for the first quarter of 2007 being comprised of a larger proportion of Systems Integration revenue, which carries a lower gross margin percentage than Consulting Services revenue.

The Company’s total selling, general and administrative expenses increased $105,000 or 4% comparing the quarter ended March 31, 2007 with the quarter ended March 31, 2006. The substantial improvement in revenue and gross profit allowed the Company to realize net income of $792,000 for the quarter ended March 31, 2007 compared to $365,000 for the quarter ended March 31, 2006.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Microsoft’s East Region Partner of the Year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and financial trends. The word or phrase “expect” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended March 31, 2007 and 2006, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended
	March 31, 2007	March 31, 2006
	Unaudited	Unaudited
Revenue
Consulting services	$4,425	$3,565
Systems integration	1,285	788
Information system product sales	205	311
Other Services	265	355

Total Revenue	6,180	5,019

Cost of sales	2,730	2,138

Gross profit	3,450	2,881
Selling, general & administrative expenses	2,518	2,414
Gain on disposal of assets	(1)	-0-

Depreciation & amortization	102	100

Total selling, general & administrative expenses	2,619	2,514
Income from operations	831	367
Interest expense	11	1

Income before provision for income taxes	820	366
Provision for income taxes	28	1

Net income	792	365
Dividends on preferred stock	348	280

Net income attributable to common shareholders	$444	$85

Earnings per common share – basic	$0.06	$0.01

Earnings per common share – diluted	$0.04	$0.01

Weighted average shares outstanding – basic	7,828,981	7,467,339

Weighted average shares outstanding – diluted	12,283,018	11,933,339

	March 31, 2007	December 31, 2006
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$298	$369
Other Current Assets	8,072	5,580

Total Current Assets	8,370	5,949
Other Assets, net	7,627	7,286

Total Assets	$15,997	$13,235

Current Liabilities:
Bank Line of Credit	865	-0-
Other Current Liabilities	6,121	4,848
Other Liabilities	3,516	3,344
Shareholder’s Equity	5,495	5,043

Total Liabilities and Shareholder’s Equity	$15,997	$13,235